Exhibit 99.1
FOR IMMEDIATE RELEASE
FuelCell Energy Reports Third Quarter Results
and Latest Accomplishments
•	65 percent quarterly revenue growth from one year ago
•	First quarterly gross profit generated since commercializing fuel cells

•	Record Product and Service backlog of $230.6 million totaling 78.5 megawatts
DANBURY, CT — September 6, 2011 — FuelCell Energy, Inc. (Nasdaq:FCEL), a leading manufacturer of ultra-clean, efficient and reliable power plants, today reported results for its third quarter ended July 31, 2011 along with its latest accomplishments.
Financial Results
FuelCell Energy reported total revenues for the third quarter of 2011 of $31.2 million compared to $18.9 million in the same period last year, an increase of 65 percent. Product sales and revenues in the third quarter were $29.4 million compared to $16.2 million in the prior year quarter, due to increased demand for Direct FuelCell® (DFC®) power plants. Product sales and revenues for the third quarter of 2011 included $21.2 million of power plants and fuel cell kits, $5.5 million primarily from installation services and revenue from the 100 kilowatt (kW) joint development agreement with POSCO Power, and $2.7 million from service agreements.
The Company generated a gross profit for the third quarter of 2011 from products and services of $0.2 million, an important milestone on the path to profitability and the first quarterly gross profit since commercializing its DFC technology. The product cost-to-revenue ratio was 0.99-to-1.00 for the third quarter of 2011 compared to 1.24-to-1.00 for the third quarter of 2010. Increased production volume drove down product costs and contributed to improved absorption of fixed overhead costs as manufacturing and supply chain efficiencies were achieved. Margins for product sales and revenues improved $4.1 million compared to the third quarter of 2010.
Increasing demand for fuel cells and service agreements, including the $129 million order for 70 megawatts (MW) of fuel cell kits and other equipment and services announced in May 2011, drove product sales and service backlog to $230.6 million as of July 31, 2011 compared to $79.8 million as of July 31, 2010. Product backlog was $152.9 million and $55.2 million as of July 31, 2011 and 2010, respectively. Product backlog will be delivered through October 2013. Service agreement backlog was $77.7 million and $24.6 million as of July 31, 2011 and 2010, respectively, and consists of service agreements up to 20 years in duration.
Research and development contract revenue was $1.8 million for the third quarter of 2011 compared to $2.7 million for the third quarter of 2010. The Company’s research and development backlog totaled $13.6 million as of July 31, 2011 compared to $7.4 million as of July 31, 2010 with the increase due to awarding of the phase three of the solid oxide fuel cell (SOFC) contract by the U.S. Department of Energy (DOE) in May 2011.
Loss from operations for the third quarter of 2011 decreased to $7.4 million compared to $12.6 million for the comparable prior year period reflecting increased sales volume combined with lower costs.

FuelCell Energy Third Quarter 2011 Results	Page 2
Net loss to common shareholders for the third quarter of 2011 decreased to $8.6 million, or $0.07 per basic and diluted share, compared to $13.8 million or $0.15 per basic and diluted share in the third quarter of 2010.
For the nine months ended July 31, 2011, FuelCell Energy reported revenue of $87.8 million compared to $50.1 million for the prior year period, an increase of 75 percent. Product sales and revenues were $81.8 million compared to $42.0 million for the prior year period. Research and development contract revenue was $6.0 million compared to $8.0 million for the prior year period.
Loss from operations for the nine months ended July 31, 2011 was $37.8 million, compared to $42.3 million for the nine months ended July 31, 2010. Excluding non-recurring charges incurred in 2011, adjusted loss from operations for the nine months ended July 31, 2011 was $29.0 million, an improvement of 31 percent compared to the prior year period, which did not have any non-recurring charges.
Net loss to common shareholders for the nine months ended July 31, 2011 was $50.0 million or $0.41 per basic and diluted share compared to $45.9 million or $0.52 per basic and diluted share for the nine months ended July 31, 2010. Excluding non-recurring charges incurred in 2011, net loss to common shareholders for the nine months ended July 31, 2011 was $32.3 million or $0.26 per basic and diluted share. The prior year period did not have non-recurring charges. Margins for product sales and revenues improved $2.3 million over the prior period due to lower costs. The increase in interest expense in the current period compared to the prior period reflects the modification in the Series I preferred share agreement and is offset by a reduction in Accretion of redeemable preferred stock of subsidiary. The product cost-to-revenue ratio improved to 1.16-to-1.00 compared to 1.36-to-1.00 for the same period one year ago due to sales of higher margin products and improved absorption of fixed overhead costs from increased volume.
Total cash, cash equivalents and investments in U.S. Treasuries were $49.5 million as of July 31, 2011. Net use of cash, cash equivalents and investments in the third quarter of 2011 was $5.5 million consisting of $0.9 million net cash used in operating activities, $1.1 million net cash used from investing activities and $3.5 million net cash used in financing activities. Capital spending for the third quarter of 2011 was $0.5 million and depreciation expense was $1.6 million.
Net use of cash, cash equivalents and investments for the nine months ended July 31, 2011 was $25.4 million excluding revolver borrowings of $2.6 million and net proceeds of $17.8 million from the registered direct offering of common stock, compared to $29.1 million for the prior year, excluding net proceeds of $32.1 million from the public offering of common stock. Year to date 2011 cash utilization is within the Company’s plan and full year cash utilization is forecasted to be at the low end of the previously reported range of $24 million to $32 million.

FuelCell Energy Third Quarter 2011 Results	Page 3
Corporate and Market Highlights
“The team at FuelCell Energy achieved an important milestone this quarter by generating a gross margin for the first time since we began the commercialization process of Direct FuelCells,” said Chip Bottone, President and CEO of FuelCell Energy, Inc. “We are executing our revenue growth plan and benefitting from operating leverage that is driving down costs. We have record product and service backlog of $230.6 million and we are producing at a record rate as our Operations Group, led by Tony Rauseo, Chief Operating Officer has substantially increased our production run rate to a level of 56 megawatts annually compared to 22 megawatts of production for fiscal year 2010.”
“We are focused on executing our three strategic priorities; Driving Growth, Operational Excellence, and Customer Satisfaction, that all together, will deliver profitability and continued growth,” continued Mr. Bottone.
Driving Growth
Revenue expansion is the goal of the driving growth initiative by broadening penetration in key market segments globally. The $129 million order for 70 MW of fuel cell kits and other equipment and services received during the third quarter of 2011 illustrates the growing demand and sizeable market potential for ultra-clean baseload distributed generation in South Korea. Under this contract, FuelCell Energy will export 2.8 MW of fuel cell kits monthly beginning in October 2011 through October 2013 to POSCO Power.
South Korea is aggressively installing new and renewable power generation to reduce pollutants and carbon emissions while simultaneously developing a clean technology industry to create jobs. South Korea adopted a renewable portfolio standard that takes effect in 2012 and mandates approximately 6,000 MW of new and renewable power through 2022, including fuel cells operating on either natural gas or renewable biogas.
Using fuel cell components supplied by FuelCell Energy, POSCO Power assembled their first fuel cell stack during the third quarter of 2011 in their recently built fuel cell module assembly plant and installed the completed power plant at a customer site. The POSCO Power fuel cell module assembly and balance of plant facilities are designed for 100 MW annual capacity, using fuel cell components purchased from FuelCell Energy. To date, POSCO Power has ordered 140 MW of fuel cell power plants, modules and components since 2007.
POSCO Power’s strategy includes developing fuel cell markets in other Asian countries by exporting fuel cell power plants assembled in South Korea from FuelCell Energy supplied fuel cell components. In order to demonstrate the ultra-clean, efficient and reliable attributes of DFC power plants, POSCO Power recently ordered a sub-megawatt module from FuelCell Energy which will be combined with balance of plant manufactured in South Korea and the complete DFC plant will be installed at a high visibility location in Indonesia. POSCO Power will establish a sales and service location in Indonesia and the fuel cell power plant will be used as a showcase as POSCO Power builds a megawatt-class fuel cell market in Southeast Asia, beginning in Indonesia.

FuelCell Energy Third Quarter 2011 Results	Page 4
Operational Excellence
Operational excellence encompasses the concept of continuous improvement to the products and the manufacturing process while reducing both product and overhead costs. Increasing production volume enables manufacturing and supply chain efficiencies as witnessed during the third quarter of 2011 with a gross profit generated for the first time since commercialization of DFC plants began. The annual production run-rate was increased to 56 MW early in the third quarter compared to 35 MW at the end of the second quarter and 22 MW for fiscal year 2010. Production levels will be sustained at 56 MW annually for the remainder of 2011 and adjusted thereafter as order volume warrants.
Enhancing fleet performance is an operational strategic initiative to increase power output while reducing operating costs. Since the first commercial DFC installation in 2003, DFC plants have cumulatively generated over 850 million kilowatt hours (kWh) of ultra-clean electricity which is adequate to power more than 112,000 homes.
Customer Satisfaction
Customer Satisfaction is meeting and exceeding customer expectations. Services represents a growing component of the business allowing the Company to maintain close relationships with the customer base while creating a consistent revenue source and opportunities for recurring business. PG&E, one of the largest utilities in California, purchased two 1.4 MW power plants in June 2010 for installation at two California universities. FuelCell Energy recently completed installation of these plants including the first installation of a DFC1500 inside a building. During the third quarter of 2011, a long term service agreement was executed with PG&E for FuelCell Energy to maintain the plants.
The installed base in California continues to grow with the installation of three new DFC plants in the San Diego region totaling 4.5 MW that are expected to begin operations soon. Orders for new projects in California are expected to grow with the introduction of new policy and programs such as the feed-in tariff that supports combined heat and power (CHP) distributed generation, including CHP configured fuel cells.
Connecticut adopted a comprehensive clean energy policy in June 2011 to expand energy efficiency and adoption of renewable power, including a long-term renewable energy credit (LREC) program. Beginning in January 2012, CT utilities are required to open LREC procurement contracts for low emission renewable power projects 2 MW or less, which includes fuel cells. The program funding is $300 million in total over 20 years with $4 million required to be spent by utilities in 2012, the first year, increasing $4 million per year to $20 million by year 5, and then declining in year 16 and thereafter. Utilities can pay up to $0.20/kWh for up to a 15 year term. The legislation also created a ‘Green Bank’ with a broader mission than its predecessor, the Connecticut Clean Energy Fund, including purchases of LREC’s and financing of renewable energy projects.
The DFC-H2 power plant installed at the Orange County Wastewater treatment facility is fully operational, showcasing the versatility of DFC power plants to produce ultra-clean power as well as renewable hydrogen for fueling vehicles or industrial purposes. This three year demonstration project is being performed under sub-contract to Air Products, with the majority of funding provided by the DOE.

FuelCell Energy Third Quarter 2011 Results	Page 5
Presentation of Non-GAAP Information
This press release presents certain results both with and without non-recurring charges related to a repair and upgrade program and the Series 1 Preferred Modification. The presentation of results that exclude these items are non-GAAP financial measures that should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with generally accepted accounting principals (GAAP). Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. Management believes that the non-GAAP financial measures presented provide a better comparison to prior periods because the adjustments do not affect the on-going operations of the Company. Management uses these non-GAAP financial measures to evaluate the operating results of the Company’s business against prior year results and its operating plan, and to forecast and analyze future periods. In addition, Management presents the most comparable GAAP measures ahead of non-GAAP measures and provides a reconciliation that indicates and describes the adjustments made.
Conference Call Information
FuelCell Energy will host a conference call with investors beginning at 10:00 a.m. Eastern Time on September 7, 2011 to discuss the Third Quarter 2011 results.
Participants can access the live call via webcast on the Company website or by telephone as follows:
•	The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’
•	Alternatively, participants in the U.S. or Canada can dial 877-303-7005
•	Outside the U.S. and Canada, please call 678-809-1045
•	The passcode is ‘FuelCell Energy’
The webcast of the conference call will be archived on the Company’s Investors’ page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on September 13, 2011:
•	From the U.S. and Canada please dial 855-859-2056
•	Outside the U.S. or Canada please call 404-537-3406
•	Enter confirmation code 94325458
About FuelCell Energy
Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. The Company’s power plants have generated over 850 million kWh of power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. With over 180 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. For more information please visit our website at www.fuelcellenergy.com

FuelCell Energy Third Quarter 2011 Results	Page 6
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com
# # # #

FuelCell Energy Third Quarter 2011 Results	Page 7
FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	July 31,	October 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$31,480	$20,467
Investments — U.S. treasury securities	18,040	25,019
Accounts receivable, net	16,692	18,066
Inventories	38,732	33,404
Other current assets	7,047	5,253

Total current assets	111,991	102,209

Property, plant and equipment, net	23,320	26,679
Investments — U.S. treasury securities	—	9,071
Investment in and loans to affiliate	10,287	9,837
Other assets, net	11,287	2,733

Total assets	$156,885	$150,529

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$3,638	$976
Accounts payable	15,493	10,267
Accounts payable due to affiliate	429	575
Accrued liabilities	25,380	16,721
Deferred revenue	37,607	25,499
Preferred stock obligation of subsidiary	6,954	—

Total current liabilities	89,501	54,038

Long-term deferred revenue	7,250	8,042
Long-term preferred stock obligation of subsidiary	13,528	—
Long-term debt and other liabilities	4,140	4,056

Total liabilities	114,419	66,136

Redeemable preferred stock of subsidiary	—	16,849

Redeemable preferred stock (liquidation preference of $64,020 at July 31, 2011 and October 31, 2010)	59,857	59,857

Total (Deficit) Equity:
Shareholders’ (deficit) equity
Common stock ($.0001 par value); 225,000,000 shares authorized; 127,116,539 and 112,965,725 shares issued and outstanding at July 31, 2011 and October 31, 2010, respectively	12	11
Additional paid-in capital	677,713	663,951
Accumulated deficit	(694,271)	(655,623)
Accumulated other comprehensive income	15	11
Treasury stock, Common, at cost (5,679 shares at July 31, 2011 and October 31, 2010)	(53)	(53)
Deferred compensation	53	53

Total shareholders’ equity	(16,531)	8,350
Noncontrolling interest in subsidiaries	(860)	(663)

Total (deficit) equity	(17,391)	7,687

Total liabilities and (deficit) equity	$156,885	$150,529

FuelCell Energy Third Quarter 2011 Results	Page 8
FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Three Months Ended
	July 31,
	2011	2010
Revenues:
Product sales and revenues	$29,382	$16,218
Research and development contracts	1,778	2,655

Total revenues	31,160	18,873

Costs and expenses:
Cost of product sales and revenues	29,133	20,050
Cost of research and development contracts	1,890	2,579
Administrative and selling expenses	3,578	4,185
Research and development expenses	3,918	4,618

Total costs and expenses	38,519	31,432

Loss from operations	(7,359)	(12,559)

Interest expense	(847)	(10)
Loss from equity investment	(94)	(183)
Interest and other income, net	496	296

Loss before redeemable preferred stock of subsidiary	(7,804)	(12,456)

Accretion of redeemable preferred stock of subsidiary	—	(603)

Loss before provision for income taxes	(7,804)	(13,059)

Provision for income taxes	(26)	(55)

Net loss	(7,830)	(13,114)

Net loss attributable to noncontrolling interest	76	88

Net loss attributable to FuelCell Energy, Inc.	(7,754)	(13,026)

Preferred stock dividends	(800)	(799)

Net loss to common shareholders	$(8,554)	$(13,825)

Net loss per share to common shareholders
Basic	$(0.07)	$(0.15)
Diluted	$(0.07)	$(0.15)

Weighted average shares outstanding
Basic	126,923,550	93,512,868
Diluted	126,923,550	93,512,868

FuelCell Energy Third Quarter 2011 Results	Page 9
FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Nine Months Ended
	July 31,
	2011	2010
Revenues:
Product sales and revenues	$81,815	$42,033
Research and development contracts	6,032	8,043

Total revenues	87,847	50,076

Costs and expenses:
Cost of product sales and revenues	94,652	57,183
Cost of research and development contracts	6,244	7,942
Administrative and selling expenses	12,082	12,888
Research and development expenses	12,662	14,327

Total costs and expenses	125,640	92,340

Loss from operations	(37,793)	(42,264)

Interest expense	(1,829)	(118)
Loss from equity investment	(149)	(576)
Interest and other income, net	1,530	979

Loss before redeemable preferred stock of subsidiary	(38,241)	(41,979)

Accretion of redeemable preferred stock of subsidiary	(525)	(1,763)

Loss before provision for income taxes	(38,766)	(43,742)

Provision for income taxes	(79)	(68)

Net loss	(38,845)	(43,810)

Net loss attributable to noncontrolling interest	197	270

Net loss attributable to FuelCell Energy, Inc.	(38,648)	(43,540)

Adjustment for modification of redeemable preferred stock of subsidiary	(8,987)	—
Preferred stock dividends	(2,400)	(2,401)

Net loss to common shareholders	$(50,035)	$(45,941)

Net loss per share to common shareholders
Basic	$(0.41)	$(0.52)
Diluted	$(0.41)	$(0.52)

Weighted average shares outstanding
Basic	122,306,465	87,510,734
Diluted	122,306,465	87,510,734

FuelCell Energy Third Quarter 2011 Results	Page 10
FUELCELL ENERGY, INC.
Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2011			2010
	GAAP	Non-GAAP	Non-GAAP	GAAP
	As Reported	Adjustments	As Adjusted	As Reported (3)
Revenues:
Product sales and revenues	$29,382	$—	$29,382	$16,218
Research and development contracts	1,778	—	1,778	2,655

Total revenues	31,160	—	31,160	18,873

Costs and expenses:
Cost of product sales and revenues	29,133	—	29,133	20,050
Cost of research and development contracts	1,890	—	1,890	2,579
Administrative and selling expenses	3,578	—	3,578	4,185
Research and development expenses	3,918	—	3,918	4,618

Total costs and expenses	38,519	—	38,519	31,432

Loss from operations	(7,359)	—	(7,359)	(12,559)

Interest expense	(847)	—	(847)	(10)
Income/(Loss) from equity investment	(94)	—	(94)	(183)
Interest and other income, net	496	—	496	296

Loss before redeemable preferred stock of subsidiary	(7,804)	—	(7,804)	(12,456)

Accretion of redeemable preferred stock of subsidiary	—	—	—	(603)

Loss before provision for income taxes	(7,804)	—	(7,804)	(13,059)

Provision for income taxes	(26)	—	(26)	(55)

Net loss	(7,830)	—	(7,830)	(13,114)

Net loss attributable to noncontrolling interest	76	—	76	88

Net loss attributable to FuelCell Energy, Inc.	(7,754)	—	(7,754)	(13,026)

Adjustment for modification of redeemable preferred stock of subsidiary	—	—	—	—
Preferred stock dividends	(800)	—	(800)	(799)

Net loss to common shareholders	$(8,554)	$—	$(8,554)	$(13,825)

Net loss per share to common shareholders
Basic	$(0.07)	$—	$(0.07)	$(0.15)
Diluted	$(0.07)	$—	$(0.07)	$(0.15)

Weighted average shares outstanding
Basic	126,923,550	—	126,923,550	93,512,868
Diluted	126,923,550	—	126,923,550	93,512,868

FuelCell Energy Third Quarter 2011 Results	Page 11
FUELCELL ENERGY, INC.
Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Nine Months Ended July 31,
	2011				2010
	GAAP	Non-GAAP		Non-GAAP	GAAP
	As Reported	Adjustments		As Adjusted	As Reported (3)
Revenues:
Product sales and revenues	$81,815	$—		$81,815	$42,033
Research and development contracts	6,032	—		6,032	8,043

Total revenues	87,847	—		87,847	50,076

Costs and expenses:
Cost of product sales and revenues	94,652	(8,752)	(1)	85,900	57,183
Cost of research and development contracts	6,244	—		6,244	7,942
Administrative and selling expenses	12,082	—		12,082	12,888
Research and development expenses	12,662	—		12,662	14,327

Total costs and expenses	125,640	(8,752)		116,888	92,340

Loss from operations	(37,793)	8,752		(29,041)	(42,264)

Interest expense	(1,829)	—		(1,829)	(118)
Loss from equity investment	(149)	—		(149)	(576)
Interest and other income, net	1,530	—		1,530	979

Loss before redeemable preferred stock of subsidiary	(38,241)	8,752		(29,489)	(41,979)

Accretion of redeemable preferred stock of subsidiary	(525)	—		(525)	(1,763)

Loss before provision for income taxes	(38,766)	8,752		(30,014)	(43,742)

Provision for income taxes	(79)	—		(79)	(68)

Net loss	(38,845)	8,752		(30,093)	(43,810)

Net loss attributable to noncontrolling interest	197	—		197	270

Net loss attributable to FuelCell Energy, Inc.	(38,648)	8,752		(29,896)	(43,540)

Adjustment for modification of redeemable preferred stock of subsidiary	(8,987)	8,987	(2)	—	—
Preferred stock dividends	(2,400)	—		(2,400)	(2,401)

Net loss to common shareholders	$(50,035)	$17,739		$(32,296)	$(45,941)

Net loss per share to common shareholders
Basic	$(0.41)	$0.15		$(0.26)	$(0.52)
Diluted	$(0.41)	$0.15		$(0.26)	$(0.52)

Weighted average shares outstanding
Basic	122,306,465	—		122,306,465	87,510,734
Diluted	122,306,465	—		122,306,465	87,510,734

FuelCell Energy Third Quarter 2011 Results	Page 12
Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations
For the Three and Nine Months Ended July 31, 2011
Results of Operations are presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and as adjusted for certain items referenced below. Management also uses non-GAAP measures which exclude non-recurring items in order to measure operating periodic performance. We have added this information because we believe it helps in understanding the results of our operations on a comparative basis. This adjusted information supplements and is not intended to replace performance measures required by U.S. GAAP disclosure.
Notes to the above referenced reconciliations are as follows:
(1) FuelCell Energy, Inc. has committed to a repair and upgrade program to fix a performance shortfall for a select group of 1.2 MW fuel cell modules produced between 2007 and early 2009. Second quarter 2011 earnings was impacted by a charge of approximately $8.8 million, which was accounted for as an increase to cost of goods sold. Our product sales, gross margin and cost to revenue ratio and cost of revenues for the three and nine months ended July 31, 2011 and 2010 were as follows:

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2011	2010	2011	2010
GAAP Revenue and Cost of Sales
Product sales and revenues	$29,382	$16,218	$81,815	$42,033
Cost of product sales and revenues	29,133	20,050	94,652	57,183

Gross margin from product sales and revenues	$249	$(3,832)	$(12,837)	$(15,150)
Product Sales Cost-to-revenue ratio(a)	0.99	1.24	1.16	1.36

Non-GAAP Adjustment to cost of product sales and revenues:
Repair and Upgrade Cost	$—	$—	$(8,752)	$—

Gross Margin (non-GAAP):
Gross margin from product sales and revenues	$249	$(3,832)	$(4,085)	$(15,150)
Gross margin from research and development contracts	(112)	76	(212)	101

Total	$137	$(3,756)	$(4,297)	$(15,049)

Product Sales Cost-to-revenue ratio(a)	0.99	1.24	1.05	1.36

(a)	Cost-to-revenue ratio is calculated as cost of product sales and revenues divided by product sales and revenues.
(2) During the three months ended April 30, 2011 the Company entered into an agreement with Enbridge, Inc. to modify an agreement for the Series 1 preferred shares. While this modification did not result in a material change to future cash flows, it did result in a revaluation of the instrument and a reclassification of amounts due as short and long term liabilities. An adjustment to additional paid in capital and loss to common shareholders of $9.0 million was incurred in the second quarter of 2011 to adjust the historic carrying value of the Series I preferred shares to the current fair value.
The reason for the change in the value of the obligation was that the original obligation had been accounted for under purchase price accounting at the time of the acquisition of Global Thermoelectric Inc. in 2003. This valuation included a market risk discount and a foreign exchange rate which was fixed at the time of the acquisition. Under the new valuation under debt accounting, the future estimated cash flows were discounted using the dividend rate in the modified agreement and the current foreign exchange rate resulting in the adjustment. This accounting accelerated the prior accretion model.
(3) Note that there were no adjustments to GAAP results as reported for the three months ended July 31, 2011 and the three and nine months ended July 31, 2010.